                                                                   Exhibit 12.2



                              BAR TECHNOLOGIES INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

            For the Fiscal Years Ended September 30, 1995 and 1996,
                the Three Month Period Ended December 28, 1996
         and the Fiscal Years Ended January 3, 1998 and January 2, 1999
                              (Dollars in millions)



                                 Fiscal Year
                                   Ended         Three Months     Fiscal Year Ended               Six Months Ended
                                September 30,       Ended       ---------------------        --------------------------
                              -----------------  December 28,   January 3,  January 2,        July 4,       June 30,
                                1995      1996       1997         1998         1999             1998         1999
                              -------   -------     ------      --------     -------          -------       -------

Ratio or earnings to
  fixed charges                     -         -          -             -           -                -             -

Coverage deficiency           $  12.8   $  41.2     $ 13.5      $   44.6     $  42.0          $  15.1       $  17.8





Note: For the purposes of calculating the ratio of earnings to the fixed charges, earnings represent earnings (losses) before income taxes, extraordinary gain and cumulative effect of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense, amortization of discount and dererred financing cost and the portion of rental expense which management believes is representative of the interest component of rent expense.